EXHIBIT 10.1 - STOCK PURCHASE AGREEMENT BY AND AMONG SUN ONE PRICE AND
               ONE PRICE CLOTHING STORES

                            STOCK PURCHASE AGREEMENT
                                 -by and among-
                               SUN ONE PRICE, LLC
                      a Delaware limited liability company,
                                       and
                        ONE PRICE CLOTHING STORES, INC.,
                             a Delaware corporation,

                              Dated: June 18, 2003

                                TABLE OF CONTENTS

                                                                            Page


Article I DEFINED TERMS........................................................1

Article II PURCHASE AND SALE OF SHARES; CONSIDERATION; CLOSING.................7
         2.1       Purchase and Sale of Shares.................................7
         2.2       Payment of the Purchase Price...............................7
         2.3       Closing.....................................................8

Article III REPRESENTATIONS AND WARRANTIES OF PURCHASER........................8
         3.1       Organization................................................8
         3.2       Authorization; Noncontravention.............................8
         3.3       Litigation..................................................8
         3.4       Private Placement...........................................8
         3.5       Legends.....................................................9
         3.6       Brokers and Finders.........................................9
         3.7       NASDAQ Listing..............................................9

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................9
         4.1       Corporate Organization.....................................10
         4.2       Authorization; Noncontravention............................10
         4.3       Capitalization.............................................11
         4.4       Officers and Directors.....................................12
         4.5       SEC Reports................................................12
         4.6       Financial Information......................................13
         4.7       No Undisclosed Liabilities.................................13
         4.8       Inventory and Supplies.....................................13
         4.9       Accounts Receivable........................................13
         4.10      Property...................................................14
         4.11      Contracts..................................................15
         4.12      Intellectual Property......................................17
         4.13      Legal Proceedings..........................................19
         4.14      Licenses and Compliance with Law...........................19
         4.15      Environmental Matters......................................19
         4.16      Labor and Employment Matters...............................20
         4.17      Taxes......................................................20
         4.18      Employee Benefit Plans.....................................22
         4.19      Relationships with Suppliers...............................24
         4.20      Absence of Changes.........................................24
         4.21      Insurance..................................................26
         4.22      Affiliate Transactions.....................................26
         4.23      Bank Accounts..............................................27
         4.24      Product Warranties, Defects and Liabilities................27
         4.25      Accounts Payable and Accrued Expenses......................27
         4.26      Brokers and Finders........................................27
         4.27      Rights Plan................................................27

Article V COVENANTS 28
         5.1       General....................................................28
         5.2       Maintenance of Business....................................28
         5.3       Operation of Business......................................28
         5.4       Access.....................................................29
         5.5       Landlord Estoppels.........................................29
         5.6       No-Shop....................................................29
         5.7       Notification of Certain Matters............................30

Article VI CONDITIONS PRECEDENT TO THE TRANSACTION............................30
         6.1       Conditions Precedent to Purchaser's Obligation to Close....30
         6.2       Conditions Precedent to the Company's Obligation to Close..34

Article VII INDEMNIFICATION...................................................34
         7.1       By the Company.............................................34
         7.2       By Purchaser...............................................35
         7.3       Indemnification Amounts....................................35
         7.4       Notice of and Defense Against Claims.......................36
         7.5       Manner of Payment by the Company...........................37

Article VIII TERMINATION......................................................38
         8.1       Termination by Mutual Consent and Automatic Termination....38
         8.2       Termination by Purchaser...................................38
         8.3       Termination by the Company.................................38
         8.4       Automatic Termination......................................38
         8.5       Effect of Termination......................................38

Article IX MISCELLANEOUS......................................................39
         9.1       Further Assurances.........................................39
         9.2       Publicity..................................................39
         9.3       Confidentiality............................................40
         9.4       No Waiver..................................................40
         9.5       Entire Agreement...........................................40
         9.6       Governing Law..............................................40
         9.7       Assignment.................................................40
         9.8       Fees and Expenses..........................................41
         9.9       Amendment and Waiver.......................................41
         9.10      Paragraph Headings.........................................41
         9.11      Notices....................................................41
         9.12      Unenforceability, Severability.............................42
         9.13      Specific Performance.......................................42
         9.14      Counterparts...............................................42
         9.15      Insurance..................................................42

Schedules

Schedule 4.1            Corporate Organization
Schedule 4.2            Authorization; Noncontravention
Schedule 4.3            Capitalization
Schedule 4.4            Officers and Directors
Schedule 4.5            SEC Reports
Schedule 4.7            Undisclosed Liabilities
Schedule 4.8            Inventory
Schedule 4.9            Accounts Receivable
Schedule 4.10           Property
Schedule 4.11           Contracts
Schedule 4.12           Intellectual Property
Schedule 4.13           Legal Proceedings
Schedule 4.14           Compliance With Law
Schedule 4.15           Environmental Matters
Schedule 4.16           Labor and Employment Matters
Schedule 4.17           Taxes
Schedule 4.18           Employee Benefit Plans
Schedule 4.19           Customers and Suppliers
Schedule 4.20           Absence of Changes
Schedule 4.21           Insurance
Schedule 4.22           Affiliate Transactions
Schedule 4.23           Bank Accounts
Schedule 4.24           Product Warranties
Schedule 4.25           Accounts Payable
Schedule 4.26           Brokers and Finders of the Company
Schedule 4.27           Rights Plan
Schedule 6.1(l)         Officer Appointments
Schedule 6.1(u)         Vendor Trade Payables
Schedule 6.1(w)         Term Sheets
Schedule 7.3            Indemnification


Exhibits

Exhibit A       -       Form of Warrant
Exhibit B       -       Form of Amended and Restated By-Laws
Exhibit C       -       Form of Stockholders Agreement
Exhibit D       -       Form of Registration Rights Agreement
Exhibit E       -       Form of Management Services Agreement
Exhibit F       -       Form of Certificate of Designation
Exhibit G       -       Form of Employment Agreement with Leonard Snyder

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 18th day of June, 2003, by and among SUN ONE PRICE, LLC, a Delaware limited liability company (the "Purchaser"), and ONE PRICE CLOTHING STORES, INC., a Delaware corporation (the "Company"). Capitalized terms not defined when used are defined in Article I hereof.

                  WHEREAS, the Company desires to issue and sell, and Purchaser desires to purchase, in exchange for cash, 5,119,101 shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), 100 shares of the Company's Series A Preferred Stock, par value $0.01 per share ("Preferred Stock"), and a warrant (the "Warrant") to purchase shares of Common Stock in substantially the form attached hereto as Exhibit A, upon the terms and subject to the conditions contained in this Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

Article I
                                  DEFINED TERMS
                  As used in this Agreement, the following terms have the following meanings:

                  "Affiliate" with respect to any Person, means any Person controlling, controlled by or under common control with such Person.

                  "Amended Bylaws" has the meaning given to such term in Section 6.1(o) of this Agreement.

                  "Amendment" has the meaning given to such term in Section 6.1(w) of this Agreement.

                  "Balance Sheet" has the meaning given to such term in Section
4.6 of this Agreement.

                  "Balance Sheet Date" has the meaning given to such term in
Section 4.6 of this Agreement.

                  "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.), and all rules and regulations issued thereunder.

                  "Certificate of Incorporation" means the Restated Certificate of Incorporation of the Company.

                  "Claim Notice" shall have the meaning set forth in Section 7.4(b) of this Agreement.

                  "Closing" has the meaning given to such term in Section 2.3 of this Agreement.

                  "Closing Date" has the meaning given to such term in Section
2.3 of this Agreement.

                  "COBRA" has the meaning given to such term in Section 4.18(e) of this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Commission" means the United States Securities and Exchange Commission.

                  "Common Stock" has the meaning given to such term in the recitals to this Agreement.

                  "Company" has the meaning given to such term in the preamble to this Agreement.

                  "Company Benefit Plans" has the meaning given to such term in
Section 4.18 of this Agreement.

                  "Company Intellectual Property" has the meaning given to such term in Section 4.12(a) of this Agreement.

                  "Company Sale" has the meaning given to such term in Section
5.6 of this Agreement.

                  "Company Transaction" means any (a) recapitalization, reorganization, liquidation or dissolution of the Company or any of its Subsidiaries, (b) any sale of all or any substantial portion of the assets of the Company and its Subsidiaries, (c) any merger or other business combination involving the Company and its Subsidiaries or (d) any sale of any of the capital stock of or other equity interests in the Company or its Subsidiaries, other than by the Company pursuant to employee stock options issued under the Company Benefit Plans.

                  "Congress" means Congress Financial Corporation (Southern).
                   --------

                  "Dispute Notice" shall have the meaning set forth in Section 7.4(b) of this Agreement.

                  "Environmental Requirements" means all federal, state, local and foreign statutes, laws, rules, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, whenever in effect, concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances (including without limitation CERCLA and analogous state laws).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations issued thereunder.

                  "ERISA Affiliate" has the meaning given to such term in
Section 4.18(c) of this Agreement.

                  "Estoppel Certificates" has the meaning given to such term in
Section 5.5 of this Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations issued thereunder.

                  "First Amended Certificate" has the meaning given to such term in Section 6.1(t) of this Agreement.

                  "GAAP" means United States generally accepted accounting principles, consistently applied.

                  "Hazardous Substances" means any pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes with respect to which liability or standards of conduct are imposed under any Environmental Requirements, including without limitation, noise, odors, radiation, petroleum and petroleum-related substances, products, by-products and wastes, asbestos, urea formaldehyde and lead-based paint.

                  "Indebtedness" means, at a particular time, without duplication, (i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any obligation evidenced by any note, bond, debenture or other debt security, (iii) any obligation for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any obligation guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized or synthetic leases (in accordance with GAAP) with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any obligation secured by a Lien on a Person's assets, and (viii) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise).

                  "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions; (ii) Internet domain names, trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and all translations, adaptations, derivations and combinations of the foregoing and registrations and applications for registration thereof together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof;
(iv) mask works and registrations and applications for registration thereof; (v) computer software (including, without limitation, source code, executable code, data, databases and documentation); (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information); (vii) other intellectual property rights; and (viii) copies and tangible embodiments thereof (in whatever form or medium).

                  "IRS" has the meaning given to such term in Section 4.18(a) of this Agreement.

                  "Knowledge", with respect to the Company, means the actual knowledge of any director or officer of the Company and its Subsidiaries who are identified on Schedule 4.4 of this Agreement, including facts of which directors and officers, in the reasonably prudent exercise of their duties, should be aware.

                  "Latest Balance Sheet" has the meaning given to such term in
Section 4.6 of this Agreement.

                  "Latest Balance Sheet Date" has the meaning given to such term in Section 4.6 of this Agreement.

                  "Leased Real Property" has the meaning given to such term in
Section 4.10 of this Agreement.

                  "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, Tax, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

                  "Loan and Security Agreement" means that certain Loan and Security Agreement by and among Congress as lender and the Company and One Price Clothing of Puerto Rico, Inc., as borrowers, dated as of March 26, 1996, as amended.

                  "Losses" means any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

                  "Material Adverse Effect" or "Material Adverse Change" means a material and adverse effect, change or development upon the business or the operations, assets, liabilities, financial condition, value, operating results, cash flow, net worth or employee, customer or supplier relations of the Company and its Subsidiaries, taken as a whole.

                  "Online Data Room" means the files and documents located on the internet at https://womblenetx.wcsr.com/QuickPlace/oneprice/Main.nsf/h_Toc/ 4df38292d748069d0525670800167212/?OpenDocument
and maintained by Womble Carlyle Sandridge & Rice, PLLC.

                  "Owned Real Property" has the meaning given to such term in
Section 4.10 of this Agreement.

                  "Permit" means any permit, certificate, license, approval, registration or authorization issued pursuant to any federal, state, local or foreign law, rule or regulation.

                  "Permitted Encumbrances" means (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to the Owned Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been set forth on the Latest Balance Sheet, (b) mechanics liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not due and payable and which could not, individually or in the aggregate, materially effect the Company or its assets,
(c) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Real Property which are not violated by the current use or occupancy of the Real Property or the operation of the Company's and its Subsidiaries' business thereon, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property that do not, in any material respect, detract from the value thereof or do not interfere with or impair the present use or occupancy of the Real Property subject thereto in the operation of the Company's or its Subsidiaries' business conducted thereon, and (e) Liens created in connection with the Senior Indebtedness, including any renewals, extensions, refinancings, deferrals, restructurings, amendments and modifications thereto.

                  "Person" includes, but is not limited to, any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

                  "Preferred Stock" has the meaning given to such term in the recitals to this Agreement.

                  "Proceeding" means any action, suit, proceeding, claim, arbitration, charge, complaint, inquiry, audit, investigation or request for information relating to any potential claim or investigation.

                  "Proposal" has the meaning given to such term in Section 5.6 of this Agreement.

                  "Purchase Price" has the meaning given to such term in Section 2.1(b) of this Agreement.

                  "Purchaser" has the meaning given to such term in the preamble to this Agreement.

                  "Real Property" means the Owned Real Property and the Leased Real Property.

                  "Release" has the meaning given to such term in CERCLA.

                  "SEC Documents" has the meaning given to such term in Section 4.5(a) of this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations issued thereunder.

                  "Senior Indebtedness" means the Indebtedness of the Company and its Subsidiaries incurred pursuant (i) the Loan and Security Agreement, (ii) that certain Mortgage and Security Agreement by and between First Union National Bank and One Price Realty, Inc. and/or (iii) that certain Amended and Restated Credit Agreement by and between Carolina First Bank and the Company and certain Subsidiaries, including any renewals, extensions, refinancings, deferrals, restructurings, amendments and modifications thereof.

                  "Shareholder Rights Agreement" means that certain Amended and Restated Shareholder Rights Agreement, dated as of October 25, 2000, by and between the Company and Continental Stock Transfer & Trust Company, as amended.

                  "Shares" has the meaning given to such term in Section 2.1(a) of this Agreement.

                  "Subsidiary" of a Person means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

                  "Superior Proposal" has the meaning given to such term in
Section 5.6 of this Agreement.

                  "SWDA" means the Solid Waste Disposal Act if 1965, as amended (42 U.S.C. ss. 6901 et seq.) and all rules and regulations issued thereunder.

                  "Tangible Personal Property" shall have the meaning set forth in Section 4.10(c) of this Agreement.

                  "Tax" and, with correlative meaning, "Taxes" mean with respect to any Person (a) all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, intangibles, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign) and (b) liability for the payment of any amounts of the type described in clause (a) above relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person.

                  "Tax Authority" means any governmental authority responsible for the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  "Tax Proceeding" means any Proceeding related to Taxes.

                  "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

Article II
               PURCHASE AND SALE OF SHARES; CONSIDERATION; CLOSING
2.1      Purchase and Sale of Shares.

(a) Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to sell, transfer, convey, assign and deliver to Purchaser at the Closing, and Purchaser hereby agrees to purchase, accept and acquire from the Company at the Closing, 5,119,101 shares of the Common Stock, 100 shares of the Preferred Stock, and the Warrant (the Common Stock, Preferred Stock and Warrant to be sold to Purchaser hereunder shall herein be called the "Shares"), free and clear of all Liens.

(b) As consideration in full for its acquisition of the Shares, Purchaser shall pay an aggregate purchase price of $7,000,000 (the "Purchase Price").

2.2 Payment of the Purchase Price. At the Closing, Purchaser shall cause the Purchase Price to be paid by wire transfer of immediately available funds to an account specified by the Company. The Company shall provide Purchaser with wire transfer instructions for such account no later than three (3) business days prior to the Closing Date. At the Closing, the Company shall deliver or cause to be delivered to Purchaser the certificates representing the Shares, free and clear of all Liens.

2.3 Closing. Subject to the fulfillment of the conditions precedent set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m. Central Standard Time on a date that is no later than one business day after the date on which the conditions precedent set forth herein have been satisfied or waived (other than conditions to be satisfied on the Closing Date) (such date, the "Closing Date"), or at such other time, date or location as mutually agreed upon by the parties.

Article III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  Purchaser hereby represents and warrants to the Company as follows:

3.1 Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power to own its assets and to carry on its business as it is now being conducted. Purchaser has the full power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated herein and to perform its obligations hereunder and thereunder.

3.2 Authorization; Noncontravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Purchaser and no other act or proceeding on the part of Purchaser is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not subject to nor obligated under its certificate of formation or operating agreement, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

3.3 Litigation. There are no actions or suits against Purchaser pending, or to the knowledge of Purchaser, threatened which seek to, and Purchaser is not subject to any judgments, decrees or orders which, individually or in the aggregate, would, enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Purchaser from, complying with the terms and provisions of this Agreement.

3.4      Private Placement.

(a) Purchaser understands that the offering and sale of the Shares by the Company to Purchaser are intended to be exempt from registration under the Securities Act.

(b) The Shares to be acquired by Purchaser pursuant to this Agreement are being acquired for its own account and without a view to making a distribution thereof in violation of the Securities Act.

(c) Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.

(d) Purchaser is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

3.5 Legends. Purchaser understands that each instrument evidencing the Shares may bear the following legend:


         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM."

3.6 Brokers and Finders. Purchaser has not employed any broker, agent or finder or agreed to incur any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

3.7 NASDAQ Listing. Within sixty (60) days of the date that the Company informs the Purchaser that the Company has met the initial listing criteria for the NASDAQ SmallCap Market or NASDAQ National Market, Purchaser will use commercially reasonable efforts to cause any of its employees or officers who are members of the Company's board of directors to consider whether it is in the best interests of the Company to apply for inclusion of the Common Stock on the NASDAQ SmallCap Market or NASDAQ National Market; provided, however, the parties hereto agree and acknowledge that nothing in this Section 3.7 shall require any Person to violate any of his, her or its fiduciary duties and neither Purchaser nor any of its Affiliates, officers, directors, stockholders, employees, attorneys, partners, members, managers, agents (whether or not such Persons are members of the Company's board of directors) shall be required to approve or take any action that such Person reasonably believes would violate his, her or its fiduciary duties or would not be in the best interests of the Company (taking into account, among other considerations, the Company's financial condition).

Article IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  The Company hereby represents and warrants to Purchaser as follows:

4.1      Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets and to conduct its business, as such business is now being conducted. The Company is duly qualified or licensed to conduct its business and is in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, using or holding of its properties makes such qualification or good standing necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Schedule 4.1 sets forth each jurisdiction in which the Company is qualified to do business as a foreign corporation.

(b) Schedule 4.1 sets forth each direct and indirect Subsidiary of the Company, together with its jurisdiction of incorporation or formation. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with full power and authority to own its assets and to conduct its business, as such business is now being conducted. Each Subsidiary of the Company is duly qualified or licensed to conduct its business and is in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, using or holding of its properties makes such qualification or good standing necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Schedule 4.1 sets forth each jurisdiction in which each Subsidiary of the Company is qualified to do business as a foreign corporation.

(c) Except as set forth on Schedule 4.1, no Person other than the Company or a Subsidiary of the Company owns or has any agreement to buy any shares of capital stock or other equity interests in any Subsidiary of the Company. Except as set forth on Schedule 4.1, neither the Company nor any Subsidiary of the Company owns or has any agreement to buy any shares of capital stock or other equity interests in any Person (other than a Subsidiary of the Company).

4.2 Authorization; Noncontravention. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party have been duly authorized by the Company, and no other corporate act or other proceeding on the part of the Company, its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which the Company is a party, when executed and delivered by the Company, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of the Company, enforceable against it in accordance with its respective terms. Except as set forth on Schedule 4.2, the execution and delivery by the Company of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon the Company's capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to the Company's or any of its Subsidiaries' constituent documents, or any law, statute, rule or regulation to which the Company or any of its Subsidiaries is subject, or any material agreement, material instrument, material license, material Permit, order, judgment or decree to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and the Company and its Subsidiaries have terminated all discussions with other Persons (other than with Purchaser and its Affiliates) regarding any Company Transaction.

4.3      Capitalization.

(a) Immediately prior to the Closing, the entire authorized capital stock of the Company consists solely of (i) 10,000,000 shares of Common Stock, of which 3,014,753 shares are issued and outstanding and (ii) 500,000 shares of preferred stock, of which none of which are issued and outstanding. Immediately following the Closing, the entire authorized capital stock of the Company will consist solely of (i) 10,000,000 shares of Common Stock, of which 8,133,854 shares are issued and outstanding and (ii) 500,000 shares of preferred stock, of which 100 shares of Preferred Stock are issued and outstanding. All of the outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued (including, without limitation, issued in compliance with all applicable United States federal securities laws, and to the Company's Knowledge, issued in compliance with all applicable state securities laws), fully paid and non-assessable.

(b) Except as set forth on Schedule 4.3 hereto, there are no outstanding options, warrants, rights to acquire or subscribe to, or calls or commitments of any character whatsoever to which the Company is a party or may be bound, requiring the issuance or sale of shares of any class of capital stock or other equity securities in the Company or securities or rights convertible into or exchangeable for such shares or other equity securities in the Company, and there are no contracts, commitments, understandings or arrangements for which the Company is or may become bound to issue additional shares of capital stock or other equity securities or options, warrants or rights to acquire or subscribe to any additional shares of any class of capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities in the Company. Schedule 4.3 hereto sets forth the exercise price or conversion price, as applicable, of each option, warrant or other security or instrument required to be set forth on Schedule 4.3 pursuant to the immediately prior sentence. None of the issued and outstanding Common Stock or Preferred Stock has been issued in violation of any purchase option, call, right of first refusal, preemptive, subscription, or similar right under any provision of applicable law, the Certificate of Incorporation or by-laws of the Company, or any contract, agreement or instrument to which the Company is subject or by which it is bound (other than this Agreement). The Company is not a party to any agreement granting to any Person any stock appreciation or other similar right with respect to the capital stock or other equity securities of the Company. There is no existing arrangement that requires or permits any shares of the capital stock of the Company to be voted by or at the discretion of anyone other than the record owner thereof and there are no proxies providing for such a voting arrangement. Except for restrictions imposed by applicable securities laws, there are no restrictions of any kind on the transfer of any of the outstanding shares of capital stock of the Company.

(c) As a result of the transaction contemplated by this Agreement, after the Closing hereunder, (i) Purchaser shall own 62.936% of the issued and outstanding Common Stock (including any common stock, if any, issued to any the Company's vendors in connection with the transactions contemplated hereby), (ii) Purchaser shall own one-hundred percent (100%) of the issued and outstanding preferred stock of the Company and (iii) Purchaser shall own eighty-five percent (85%) of the issued and outstanding Common Stock, assuming full conversion of the Preferred Stock but excluding the conversion and exercise of any other securities or instruments (whether or not currently vested, convertible or exercisable) convertible or exercisable into shares of Common Stock.

(d) As a result of the transaction contemplated by this Agreement, after the Closing as outstanding options, warrants (including any warrants, if any, issued to any of the Company's vendors in connection with the transactions contemplated hereby) and other securities or instruments convertible or exercisable into shares of Common Stock (other than the Warrant) (whether or not currently vested, convertible or exercisable) are converted into the capital stock of the Company, Purchaser shall have the right to continue to own eighty-five percent (85%) of the issued and outstanding Common Stock pursuant to the terms of the Warrant.

4.4 Officers and Directors. Schedule 4.4 sets forth each officer and director of the Company and each Subsidiary of the Company, including their title.

4.5      SEC Reports.
         -----------

(a) Except as set forth in Schedule 4.5, the Company has filed all required forms, reports and documents with the Commission since January 1, 2001, including all exhibits thereto (collectively, the "SEC Documents"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. Except as set forth in Schedule 4.5, none of the SEC Documents (as of their respective filing dates or, if amended, as of the date of the last such amendment filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

(b) There are no facts that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and that have not been disclosed in the SEC Documents or this Agreement (including the Schedules hereto) other than the transactions contemplated hereby.

(c) None of the Subsidiaries of the Company is now, or has in the past been, required to file any forms, reports or documents with the Commission or any similar foreign agency.

4.6 Financial Information. The audited consolidated balance sheets of the Company and its Subsidiaries as at February 2, 2002 and February 1, 2003 (said February 1, 2003 balance sheet being referred to herein as the "Balance Sheet" and February 1, 2003 being referred to herein as the "Balance Sheet Date") and the related audited consolidated statements of operations, cash flows and stockholders' equity of the Company and its Subsidiaries for the fifty-two (52) week periods then ended, together with the notes and schedules thereto and accompanied by the reports thereon of Deloitte & Touche LLP, a copy of each of which has been delivered to Purchaser, fairly present the financial condition of the Company and its Subsidiaries as of the respective dates of such balance sheets and the results of their operations, cash flows and stockholders' equity for the periods covered by such statements and have been prepared in accordance with GAAP. The unaudited consolidated balance sheet of the Company and its Subsidiaries at May 3, 2003 (said balance sheet being referred to herein as the "Latest Balance Sheet" and May 3, 2003 being referred to herein as the "Latest Balance Sheet Date") and the related unaudited consolidated statement of operations, cash flows and stockholders' equity of the Company and its Subsidiaries for the thirteen (13) week period then ended, a copy of each of which has been delivered to Purchaser, fairly present the financial condition of the Company and its Subsidiaries and the results of their operations, cash flows and stockholders' equity as of the date and for the thirteen (13) week period then ended, and have been prepared in accordance with GAAP, except that they do not contain all the footnote disclosures required by GAAP and except for normal year-end audit adjustments (none of which would, individually or in the aggregate, to the Knowledge of the Company, be material).

4.7 No Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Company and its Subsidiaries do not have any liabilities, other than those set forth in the Latest Balance Sheet and those incurred thereafter in the ordinary course of business consistent with past practice (other than liabilities for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit). Other than the Senior Indebtedness and except as set forth on Schedule 4.7, the Company and its Subsidiaries have not incurred any Indebtedness that is currently outstanding.

4.8 Inventory and Supplies. Except as set forth on Schedule 4.8, all the inventory of the Company and its Subsidiaries was acquired in the ordinary course of business and consists of items that are good and merchantable and of a quality and quantity usable and saleable in the ordinary course of business, except to the extent of reserves, allowances and write-downs reflected in the Latest Balance Sheet. Inventories are valued, according to GAAP, at the lower of cost (computed using the first-in, first-out (FIFO) retail method) or market. The Company and its Subsidiaries has good and marketable title to each item of inventory, free and clear of all Liens, except Permitted Encumbrances.

4.9 Accounts Receivable. Except as set forth on Schedule 4.9, all accounts and notes receivable reflected on the Latest Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with
GAAP) (a) are or shall be valid and current (and not subject to any valid counterclaims or setoffs) and (b) resulted from a bona fide sale to a customer in the ordinary course of business on commercially reasonable terms, the amount of which was actually due on the date thereof and (c) are or shall be current and collectible at the aggregate recorded amount therefor as shown on the Latest Balance Sheet. The Company and its Subsidiaries has good and marketable title to each such account and note receivable, free and clear of all Liens, except Permitted Encumbrances.

4.10     Property.

(a) Real Property Leases. Schedule 4.10 contains a description of all real property leased, licensed to or otherwise used or occupied by the Company and its Subsidiaries (collectively, the "Leased Real Property") including the address thereof, the annual fixed rental, the expiration of the term, any extension options, any security deposits, and any early termination or other exit provisions (and a description thereof). A true and correct copy of each such lease, license and/or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (each a "Real Property Lease", and collectively, the "Real Property Leases") has been made available at the Company's offices, and the information relating to the Real Property Leases set forth on
         Schedule 4.10 has been delivered, to Purchaser, and no changes have been made thereto since the date hereof. All of the Leased Real Property is used or occupied by the Company or its Subsidiaries pursuant to a Real Property Lease. To the Company's Knowledge, the Company and its Subsidiaries have a valid and enforceable leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Encumbrances and other than as described in
         Schedule 4.10. To the Company's Knowledge, except as set forth on
         Schedule 4.10, each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. To the Company's Knowledge, except as set forth on Schedule 4.10, there are no existing defaults by the Company or its Subsidiaries or, to the Knowledge of the Company, the lessor under any of the Real Property Leases and, to the Knowledge of the Company, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a default or material breach under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or materially modify any Real Property Lease.

(b) Owned Real Property. Schedule 4.10 sets forth a list of all real property owned by Company and its Subsidiaries (the "Owned Real Property"). With respect to each parcel of Owned Real Property: (i) the Company or a Subsidiary has good and marketable title, free and clear of all Liens, except for Permitted Encumbrances; (ii) except as provided in Schedule 4.10, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such Owned Real Property; (iii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein; and (iv) neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein. In addition, all utilities currently servicing the Owned Real Property are installed, connected and operating, with all charges paid in full.

(c) Tangible Personal Property. Schedule 4.10 hereto lists, as of the Latest Balance Sheet Date, by categories, all equipment, machinery, and other similar tangible personal property, with an individual original cost of $25,000 or more, owned or leased by the Company and its Subsidiaries (the "Tangible Personal Property"). Except as set forth on
         Schedule 4.10, the Company and its Subsidiaries have good and marketable title to, and are in possession of all items of Tangible Personal Property used in their business (other than leased property), whether or not listed on Schedule 4.10 hereto, and such property is free and clear of all Liens, other than Permitted Encumbrances. Except as set forth on Schedule 4.10, the buildings, machinery, equipment and other tangible assets that the Company and its Subsidiaries owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(d)      Absence of Violations. Except as set forth on Schedule 4.10 hereto:

(i) To the Knowledge of the Company, none of the Owned Real Property or Leased Real Property is in material violation of any law or any building, zoning, or other ordinance, code, rule or regulation.

(ii) To the Knowledge of the Company, the condition and use of the Owned Real Property conform to each applicable certificate of occupancy and all other Permits required to be issued in connection with the Owned Real Property. To the Knowledge of the Company, the Company and its Subsidiaries have obtained all material Permits necessary for the operation of the business of the Company and its Subsidiaries on the Owned Real Property.

(e) Reassessments. Except as set forth in Schedule 4.10, there is not now pending nor, to the Knowledge of the Company, contemplated any reassessment of any parcel included in the Owned Real Property which would result in a change in the sums and charges payable by the Company or any of its Subsidiaries under any agreement relating to the Owned Real Property or otherwise.

(f) No Condemnation. Except as set forth in Schedule 4.10, there is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting all or any portion of the Owned Real Property or, to the Knowledge of the Company, any Leased Real Property. Neither the Company nor any Subsidiary has received any written or oral notice of any of the same, and the Company has no Knowledge that any such proceeding is contemplated.

(g) No Flood Hazard Area. No portion of the Owned Real Property is located in an area designated by any governmental entity as a flood hazard area.

(h) Mechanics' Liens. To the Knowledge of the Company, no work has been performed or is in progress at, and no materials have been furnished to, the Owned Real Property which, though not presently the subject of, might give rise to, mechanics', material suppliers', or other similar Liens against the Company's or any Subsidiary's interest in the Owned Real Property or any portion thereof. If any Lien, other than a Permitted Encumbrance, for such work is filed before or after the Closing hereunder, the Company shall discharge promptly the same at the Company's sole cost.

4.11     Contracts.

(a) Except as set forth on Schedule 4.11, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:

(i) pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii) contract for the employment of any officer, employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, directors or Affiliates;

(iii) contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts exceeding $25,000 in the aggregate;

(iv) agreement or indenture relating to Indebtedness of the Company or any of its Subsidiaries;

(v) lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

(vi) lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any other Person to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries;

(vii) contract or group of related contracts with the same Person or group of affiliated Persons the performance of which involves consideration in excess of $50,000, other than purchase and sales orders incurred in the ordinary course of business;

(viii) assignment, license, indemnification or agreement with respect to any intangible property (including any Company Intellectual Property);

(ix) warranty agreement with respect to its services rendered or its products sold or leased;

(x) agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xi) sales, distribution, supply or franchise agreement that involves payments in excess of $50,000;

(xii) agreement with a term of more than six months which is not terminable by the Company or any of its Subsidiaries upon less than 30 days' notice without penalty and involves a consideration in excess of $50,000;

(xiii) contract regarding voting, transfer or other arrangements related to the Company's capital stock or warrants, options or other rights to acquire any of the Company's capital stock;

(xiv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

(xv) any other agreement which is material to their operations and business prospects or involves a consideration in excess of $50,000.

(b) All of the agreements and instruments set forth or required to be set forth on Schedule 4.11 are valid, binding and enforceable in accordance with their respective terms and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.11,
         (i) to the Knowledge of the Company, the Company and its Subsidiaries have performed all obligations required to be performed by them and are not in default under or in breach of nor in receipt of any claim of default or breach under any agreement or instrument to which they are subject; (ii) to the Knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any agreement or instrument to which the Company or any of its Subsidiaries is subject; (iii) neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing all such obligations; (iv) no agreement or instrument to which the Company or any of its Subsidiaries are bound is currently subject to or, to the Knowledge of the Company, is expected to be subject to cancellation or any other material modification by the other party thereto or is subject to or is expected to be subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery; (v) to the Knowledge of the Company, there is no breach or anticipated breach by the other parties to any agreement, instrument or commitment to which the Company and its Subsidiaries are parties, and (vi) the Company and its Subsidiaries have not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. Except as set forth on Schedule 4.11, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or commitment the performance of which could reasonably be expected to have a Material Adverse Effect.

4.12     Intellectual Property.

(a) Schedule 4.12 contains a complete and accurate list of all Intellectual Property for which there is a registration or application for registration and all material unregistered Intellectual Property that is owned by the Company or one of its Subsidiaries or is used by the Company or one of its Subsidiaries in the conduct of their business. Schedule 4.12 also contains a complete and accurate list of all licenses and other rights granted by the Company or any of its Subsidiaries to any other Person with respect to any Intellectual Property and all licenses and other rights granted by any other Person to the Company or any of its Subsidiaries with respect to any Intellectual Property, in each case identifying the subject Intellectual Property. Except as set forth on Schedule 4.12, the Company or one of its Subsidiaries owns and possesses all right, title and interest to all of the Intellectual Property set forth on Schedule 4.12 and owns and possesses, or has a valid and enforceable license to use (as set forth on Schedule 4.12), all other Intellectual Property necessary for the operation of their business as presently conducted and as presently proposed to be conducted, free and clear of all Liens, other than Permitted Encumbrances (collectively, the "Company Intellectual Property"). Except as set forth on
Schedule 4.12, and without limiting the generality of the foregoing, the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to all Intellectual Property created or developed by the Company's and its Subsidiaries' employees and independent contractors or under the direction or supervision of the Company's and its Subsidiaries' employees or independent contractors relating to their business or to the actual or demonstratively anticipated research or development conducted by the Company and its Subsidiaries. Except as set forth on Schedule 4.12, the loss or expiration of any Company Intellectual Property has not had and could not reasonably be expected to have a material effect, and no loss or expiration of any Company Intellectual Property is pending, or to the Company's Knowledge, threatened or reasonably foreseeable. The Company and its Subsidiaries have taken all steps necessary to maintain and protect the Company Intellectual Property and will continue to maintain and protect all of the Company Intellectual Property prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Company's Knowledge, the owners of any Intellectual Property licensed to the Company and its Subsidiaries have taken commercially reasonable action to maintain and protect the Intellectual Property which are subject to such licenses.

(b) Except as set forth on Schedule 4.12, (i) all of the Company Intellectual Property is valid and enforceable and none of the Company Intellectual Property has been misused, no claim by any other Person has been made, is currently outstanding or, to the Company's Knowledge, is threatened, against the Company or any of its Subsidiaries contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property and, to the Company's Knowledge, there is no basis for any such claim, (ii) to the Company's Knowledge, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with, and the operation of their respective businesses as currently conducted or as currently proposed to be conducted will not infringe, misappropriate or conflict with, any Intellectual Property of any other Person, and to the Company's Knowledge there are no facts which indicate a likelihood of any of the foregoing and neither the Company nor any of its Subsidiaries has received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any other Person), (iii) to the Company's Knowledge, the Company Intellectual Property has not been infringed, misappropriated or otherwise conflicted with, by other Persons and there are no facts that indicate a likelihood of any of the foregoing, (iv) there is no restriction on the direct or indirect transfer of any Company Intellectual Property, (v) the transactions contemplated by this Agreement will not have a Material Adverse Effect on the Company's or any of its Subsidiaries' right, title or interest in and to the Company Intellectual Property and all of such Company Intellectual Property shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing on terms and conditions identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing, and (vi) the Company and its Subsidiaries have not agreed to indemnify any other Person for or against any interference, infringement, misappropriation or other conflict with respect to Intellectual Property.

(c) The Company's and its Subsidiaries' information technology used in connection with their respective businesses, whether proprietary, licensed or otherwise, including without limitation, all software, hardware and systems, is free from material defects and operational in all material respects, and is sufficient to support the Company's and its Subsidiaries' respective businesses as presently conducted and as presently proposed to be conducted as of the date hereof.

4.13 Legal Proceedings. Except as set forth on Schedule 4.13, there are no Proceedings instituted by or against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, whether at law, in equity or before any governmental department, commission, board, agency or instrumentality, domestic or foreign. The Company and its Subsidiaries are not subject to any order, writ, injunction or decree of any court or any governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction over them and which names the Company or any of its Subsidiaries.

4.14     Licenses and Compliance with Law.

(a) The Company and its Subsidiaries hold and are in material compliance with, all material Permits required by them in connection with the conduct of their business and the ownership, use and operation of their property. Except as set forth on Schedule 4.14 hereto, all of such material Permits are in full force and effect and will continue to be in full force and effect in all respects pursuant to their respective terms for six months after the Closing.

(b) To the Knowledge of the Company, and except as set forth on Schedule 4.14, the Company and its Subsidiaries have complied and are currently in compliance, in all material respects, with all applicable laws (including rules, regulations, ordinances, codes, plans, injunctions, judgments, orders, decrees, rulings, and changes thereunder) of federal, state, local and foreign governments (and all agencies and instrumentalities thereof), that may reasonably be anticipated to assert or claim jurisdiction over them or over any part of their operations, and no Proceedings or notices have been filed or commenced against the Company or any of its Subsidiaries alleging any failure to comply.

4.15     Environmental Matters.  Except as set forth on Schedule 4.15:
         ---------------------                          -------------

(a) To the Knowledge of the Company, the Company and its Subsidiaries have complied and are in compliance, in all material respects, with all Environmental Requirements.

(b) Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in material compliance with, all material Permits that are required pursuant to Environmental Requirements for the ownership and occupation of their facilities and the operation of their business (collectively, "Environmental Permits").

(c) Neither the Company nor any of its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental Requirements, or any material liabilities or potential material liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its current or former facilities arising under Environmental Requirements.

(d) To the Company's Knowledge, none of the following exists at any Owned Real Property or any Leased Real Property: (i) underground storage tanks owned or operated by the Company or its Subsidiaries, or (ii) asbestos-containing material in a damaged or friable condition.

(e) None of the Company or any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released Hazardous Substances, or owned, operated or occupied any property or facility (and no such property or facility is contaminated by any such Hazardous Substances) in a manner so as to give rise to material liabilities or any material investigatory, corrective or remedial obligations pursuant to CERCLA, the SWDA or any other Environmental Requirements.

(f) The Company has furnished to Purchaser all material environmental audits, reports and other material environmental documents relating to the Owned Real Property, the Leased Real Property and operations of the Company and its Subsidiaries which are in its possession, custody or control, a complete list of which is set forth on Schedule 4.15 hereto.

4.16 Labor and Employment Matters. Except as set forth on Schedule 4.16, (a) to the Company's Knowledge, no executive officer or other officer set forth on
Schedule 4.4 of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries have any plans to terminate employment with the Company or any of its Subsidiaries; (b) the Company and each of its Subsidiaries have complied, in all material respects, with all laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes), and to the Company's Knowledge, neither the Company nor any of its Subsidiaries has any labor relations problems (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material grievances); and (c) neither the Company or any of its Subsidiaries nor, to the Company's Knowledge, any of their respective employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company or any of its Subsidiaries, except for agreements between the Company or its Subsidiaries and their present and former employees.

4.17     Taxes.  Except as set forth on Schedule 4.17 hereto:
         -----                          -------------

(a) The Company and its Subsidiaries have (i) duly and timely filed or caused to be filed with each relevant Tax Authority each Tax Return that is required to be filed by or on behalf of them or that includes or relates to them, their income, sales, assets or business, which Tax Returns are true, correct and complete in all material respects, (ii) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable on or prior to the Closing (whether or not reflected on a Tax Return) and (iii) properly accrued on the Latest Balance Sheet in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which the Company and its Subsidiaries otherwise are or may be liable as of the Latest Balance Sheet Date.

(b) The Company and its Subsidiaries have not requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed.

(c) The Company and its Subsidiaries have complied with all applicable laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities.

(d) There is no Lien for Taxes upon any asset or property of the Company and its Subsidiaries (except for any Lien for any Tax not yet due).

(e) The Company has not filed any waiver or extension of the statute of limitations for any Tax Proceeding or the assessment or collection of any Tax for which the Company and its Subsidiaries are or may be liable or with respect to their income, sales, assets or business.

(f) There is no outstanding subpoena or request for information or documents from any Tax Authority with respect to any Tax for which the Company and its Subsidiaries are or may be liable or with respect to their income, sales, assets or business.

(g) There is no power of attorney in effect relating to any Tax for which the Company and its Subsidiaries are or may be liable or with respect to their income, sales, assets or business.

(h) No jurisdiction where the Company and its Subsidiaries does not file a Tax Return has asserted or threatened to assert any claim that the Company and its Subsidiaries are required to file a Tax Return for such jurisdiction.

(i) Schedule 4.17 hereto sets forth a list of all jurisdictions in which any Tax Returns have been filed by or on behalf of the Company and its Subsidiaries, or with respect to their income, sales, assets or business since January 1, 2000 and a description of each such Tax Return and the period for which it was filed; and the Company has made available to Purchaser (i) a true, correct and complete copy of each Tax Return filed prior to the Closing since January 1, 2000, and
(ii) all audit reports, closing agreements, rulings, or technical advice memoranda relating to any Tax for which the Company and its Subsidiaries are or may be liable with respect to their income, sales, assets or business.

(j) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code ss. 280G (or any corresponding provision of state, local, or foreign Tax law) or (ii) any amount that will not be deductible as a result of ss. 162(m).

(k) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss. 897(c)(1)(A)(ii).

(l) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

(m) Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any Person (other than any of Company and its Subsidiaries) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss. 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions made, or any excess loss account in existence, on or prior to the Closing Date described in Treasury Regulations under Code ss. 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or
(E) prepaid amount received on or prior to the Closing Date.

(o) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code ss. 355 or ss. 361.

4.18     Employee Benefit Plans.

(a) Schedule 4.18 hereto contains a true and complete list of each bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, cafeteria, life, health, accident, disability, welfare, worker's compensation or other insurance, severance, separation or other employee benefit plan of any kind, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (other than a "multiemployer plan" within the meaning of Sections 3(37) and 4001 (a)(3) of ERISA) established or maintained by the Company and its Subsidiaries or to which the Company or any of its Subsidiaries contribute to or has any liability or potential liability (collectively, "Company Benefit Plans"). With respect to each Company Benefit Plan: the Company has delivered or made available on the Online Data Room to Purchaser, to the extent applicable to such Company Benefit Plan, complete and accurate copies of (i) all plan texts and agreements (including any trusts, insurance contracts and third party administrative contracts thereto) as currently in effect or as reasonably requested by Purchaser, (ii) material communications to employees and governmental agencies during the last three years, (iii) the most recent determination letter received from the Internal Revenue Service ("IRS") and (iv) the most recent three (3) years IRS Forms 5500 as filed with the IRS (including all attachments, schedules and audit reports thereto).

(b) Except as set forth on Schedule 4.18, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the IRS that such plan is qualified as to form under Section 401(a) of the Code, or a request for such determination was timely filed within the applicable remedial amendment period and is pending with the IRS, and to the Knowledge of the Company, nothing has occurred since the date of such determination (if any) or filing that could adversely affect the qualification of such Company Benefit Plan. All such Company Benefit Plans have been or will be timely amended for the Tax laws commonly known as "GUST" and "EGTRRA" and each such Company Benefit Plan has been or will be timely submitted to the IRS for a favorable determination letter within the remedial amendment period prescribed under GUST.

(c) Neither the Company nor any ERISA Affiliate has any liability or potential liability with respect to any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA and or
Section 412 of the Code or any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA). For purposes of this Section 4.18, "ERISA Affiliate" shall mean each entity which is treated as a single employer with the Company or its Subsidiaries under Section 414 of the Code.

(d) Except as set forth on Schedule 4.18 hereto, each Company Benefit Plan and any related trust agreements, annuity contracts, insurance contracts or other instruments are in compliance in all material respects both as to form and operation with their terms and the requirements of ERISA, the Code and all applicable law. With respect to each Company Benefit Plan, all required or recommended (in accordance with past practices) payments, premiums contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date have been made or properly accrued. Except as set forth on Schedule 4.18 hereto, none of the Company Benefit Plans has any material unfunded liabilities which are not reflected on the Latest Balance Sheet.

(e) The Company and each ERISA Affiliate have complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"); and neither the Company nor any ERISA Affiliate has any obligation under any Company Benefit Plan or otherwise to provide life of health insurance benefits to former employees of the Company or Subsidiaries or any other person, except as required by COBRA or other similar applicable law.

(f) The Company and its Subsidiaries have not engaged in, and, to the Knowledge of the Company, no fiduciary of any such employee benefit plan has engaged in, any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (within the meaning of Section 4975 of the Code) for which no exemption exists under ERISA or the Code.

(g) Except as set forth on Schedule 4.18 hereto, the Company and its Subsidiaries have not taken any action, and no action or event has occurred that could cause the Company and its Subsidiaries to incur liability, fines or penalties under ERISA or the Code in respect of a Company Benefit Plan (other than routine claims for benefits or normal operations of the plan).

(h) Except as set forth on Schedule 4.18 hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance, separation or termination pay (or similar benefit) or (ii) accelerate the time of payment, vesting or increase the amount of compensation due to any such individual.

(i) To the Knowledge of the Company, the Company and its Subsidiaries have not communicated (whether orally or in writing) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to any Company Benefit Plan beyond those reflected in such plans or as required under applicable law or (ii) the adoption or creation of any new benefit plan program or arrangement.

(j) Each Company Benefit Plan that is subject to laws other than United States laws has been operated and administered in all respects in accordance with such applicable laws, and except as set forth on Schedule 4.18, no such plan has any material unfunded liability that is not reflected on the Latest Balance Sheet.

(k) Neither the Company nor any Subsidiary has any liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company and the Subsidiaries.

4.19 Relationships with Suppliers. Schedule 4.19 hereto sets forth a complete and correct list of the names and addresses of the twenty (20) largest suppliers of the Company and each of its Subsidiaries during (a) the 52-week period ended on the Balance Sheet Date and (b) the 13-week period ended on the Latest Balance Sheet Date, and the total sales to or purchases from such suppliers made by the Company and its Subsidiaries during each such period. No such supplier of the Company and its Subsidiaries has advised the Company and its Subsidiaries, formally or informally, and the Company does not have any Knowledge, that any such supplier set forth on Schedule 4.19 hereto intends to terminate, discontinue or materially reduce its business with the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has had any rebate, refund or other savings programs in the last three years.

4.20 Absence of Changes. Except as set forth on Schedule 4.20, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has been no Material Adverse Effect since the Balance Sheet Date. Except as set forth on Schedule 4.20, since the Latest Balance Sheet or such earlier date as is set forth below, neither the Company nor any of its Subsidiaries has:

(a) incurred any Indebtedness or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice;

(b) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

(c) declared, set aside or made any payment or distribution of cash (including so-called "tax distributions") or other property to any of its stockholders with respect to such stockholder's capital stock or otherwise, or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

(d) mortgaged or pledged any of its properties or assets or subjected them to any Lien;

(e) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or claims;

(f) sold, assigned, transferred, leased, licensed or otherwise encumbered any Company Intellectual Property, disclosed any proprietary confidential information to any Person (other than to Purchaser and its Affiliates and other than in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Company Intellectual Property;

(g) made or granted any bonus or any wage or salary increase to any employee making an annual salary equal to or greater than $75,000 (except as required by pre-existing contracts described on Schedule 4.11), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or entered into, amended or terminated any collective bargaining agreement or other employment agreement;

(h) implemented any plant closing or other layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign, state or local law, rule or regulation;

(i) suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $50,000 in the aggregate;

(j) made capital expenditures or commitments therefor that amount in the aggregate to more than $50,000;

(k) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable in excess of $25,000 in the aggregate;

(l) made any loans or advances to, guaranties for the benefit of, or any investments in, any Person (other than advances to the Company's or its Subsidiaries' employees in the ordinary course of business consistent with past practice);

(m) made any charitable contributions or pledges exceeding in the aggregate $10,000 or made any political contributions;

(n) suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance;

(o) made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice or reversed any accruals (whether or not in the ordinary course of business or consistent with past practice);

(p) taken any steps to incorporate any Subsidiary;

(q) amended its certificate of incorporation, bylaws or other constituent documents;

(r) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

(s) taken any action or failed to take any action that has, had or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales to customers or other revenues that would otherwise be expected to take place or be incurred after the Closing;

(t) entered into, amended or terminated any contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or materially changed any business practice;

(u) implemented any material pricing increases or decreases; or

(v) agreed, whether orally or in writing, to do any of the foregoing.

4.21 Insurance. Schedule 4.21 sets forth each insurance policy (specifying the insurer, the type of insurance and the policy number) maintained by the Company and its Subsidiaries on their properties, assets, products, businesses or personnel. Except as set forth on Schedule 4.21, the Company and its Subsidiaries have maintained comparable insurance with carriers which, to the Company's Knowledge, are financially sound and of good reputation continuously for the past five (5) years and such insurance is, and has been adequate as to coverage, and in amounts, in accordance with the standards of the industry in which the Company and its Subsidiaries operate. True and complete copies of all such policies of the Company and Subsidiaries which are currently in effect have been delivered by the Company to Purchaser.

4.22 Affiliate Transactions. Except as set forth on Schedule 4.22, no officer, director, stockholder, employee or Affiliate of the Company or any of its Subsidiaries or, to the Company's Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries (including any Intellectual Property).

4.23 Bank Accounts. Schedule 4.23 sets forth: (a) the name of each bank in which the Company and its Subsidiaries has an account or safe deposit box, the account number of each such account and the names of all persons authorized to draw thereon or to have access thereto and (b) the name of each person, corporation, firm, association or business organization, entity or enterprise holding a general or special power of attorney from the Company and its Subsidiaries and a summary of the terms thereof.

4.24 Product Warranties, Defects and Liabilities. Except as set forth on
Schedule 4.24 hereto, each product sold or delivered by the Company and its Subsidiaries has been in conformity, in all material respects, with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express warranties, and the Company and its Subsidiaries do not have any liability for replacement or repair thereof or other damages in connection therewith, except in each case for liabilities reflected on the Latest Balance Sheet. No product sold or delivered by the Company and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond their standard terms and conditions of sale for such products, all of which standard terms and conditions are disclosed on Schedule 4.24 hereto.

4.25 Accounts Payable and Accrued Expenses. The accounts payable, and other accrued expenses of the Company and its Subsidiaries, represent bona fide obligations incurred by the Company and its Subsidiaries which arose in the ordinary course of business. Set forth on Schedule 4.25 hereto is a list of all accounts payable and other accrued expenses as of the Latest Balance Sheet Date together with the name of each payee, the relationship (if any) to the Company and its Subsidiaries, the date each such payment is due and the nature of the transaction in which it was incurred if other than a trade payable incurred in the ordinary course of business.

4.26 Brokers and Finders. Except as set forth on Schedule 4.26 hereto, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, consultants or Affiliates have employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

4.27 Rights Plan. The First Amendment to the Amended and Restated Shareholder Rights Agreement (a true and correct copy of which is set forth on Schedule 4.27 hereto) has been duly adopted by the Company's board of directors and all other necessary corporate or shareholder action (if any), and, neither the acquisition or ownership of Common Stock, Preferred Stock, the Warrant, or other securities of the Company by Purchaser, its Affiliates, Randolph Street Partners V, or H.I.G. Sun Partners, Inc. nor the consummation of the transactions contemplated hereby will cause the issuance of Right Certificates (as defined in Shareholder Rights Agreement), options, or any securities convertible, exchangeable or exercisable for shares of Common Stock or other securities of the Company, cause any of Purchaser, its Affiliates, Randolph Street Partners V, or H.I.G. Sun Partners, Inc. to be an Acquiring Person (as defined in Shareholder Rights Agreement) or otherwise entitle any Person to any rights or benefits under the Shareholder Rights Agreement.



Article V
                                    COVENANTS
5.1 General. Subject to the terms of this Agreement, each party shall use reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article VI below).

5.2 Maintenance of Business. The Company shall use reasonable efforts to (and shall cause its Subsidiaries to use reasonable efforts to): (a) maintain their existence in good standing; (b) maintain their assets in good operating condition and repair in accordance with past practices (normal wear and tear excepted); (c) maintain insurance reasonably comparable to that in effect on the Latest Balance Sheet Date; (d) maintain inventory and supplies at customary and adequate operating levels consistent with past practice and replace in accordance with past practice any inoperable, worn out, damaged or obsolete assets with modern assets of at least comparable quality; (e) maintain their books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the financial statements described in Section 4.6 above and provide accruals for Taxes, obsolete inventory, vacation and other items to the full extent required under GAAP; (f) make capital expenditures in a manner consistent with past practice; (g) perform all of their obligations under agreements related to or affecting their assets, properties and rights and (h) maintain in full force and effect the existence of all of their Intellectual Property.

5.3 Operation of Business. The Company shall (and shall cause its Subsidiaries to) operate their business only in the usual and ordinary course of business consistent with past practice and use reasonable efforts to preserve the goodwill and organization of their business and the relationships with their customers, suppliers, employees and other Persons having business relations with the Company and its Subsidiaries. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall not permit any of its Subsidiaries to):

(a) take or omit to take any action that would require disclosure under Section
4.20 above or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Company in this Agreement;

(b) take any action or omit to take any action which act or omission could reasonably be anticipated to have a Material Adverse Effect; or

(c) enter into any transaction, arrangement or contract with any Person except on arm's length basis in the ordinary course of business consistent with past customs and practices; provided, that, the Company may enter into an employment agreement with Leonard Snyder in form and substance of Exhibit G attached hereto.

Notwithstanding the foregoing, nothing in this Section 5.3 shall prohibit the Company from taking any action or omitting to take any action as required or as expressly contemplated by this Agreement.

5.4 Access. From and after the date hereof, the Company will on reasonable notice (a) give Purchaser and its authorized representatives access, during normal business hours, to the books, records, properties and personnel of the Company and its Subsidiaries, and (b) permit Purchaser to make such inspections, including without limitation soil and groundwater tests, as it may reasonably request. No investigation conducted by Purchaser or its representatives or agents or disclosure of any such information to Purchaser shall in any way diminish, modify or alter the representations, warranties or covenants of the Company or the liability of the Company for any misrepresentation or breach of any representation, warranty or covenant hereunder or the conditions to Closing contained in Article VI hereof. The Company shall take any action reasonably requested by Purchaser to allow Purchaser to contact the Company's customers and suppliers.

5.5 Landlord Estoppels. The Company shall use commercially reasonable efforts to obtain and deliver to Purchaser a landlord estoppel certificate with respect to each of the Leased Real Property having change of control or similar provisions in their respective leases, dated no more than 30 days prior to the Closing Date, in form and substance satisfactory to Purchaser (the "Estoppel Certificates").

5.6 No-Shop. From and after the date hereof and continuing until the Closing or the earlier termination of this Agreement pursuant to Article VIII hereof, the Company hereby covenants and agrees that it will not, and will not authorize or permit any officer, director, employee or agent of the Company, any of its Subsidiaries or any of their respective Affiliates to, or authorize or permit any investment banker, attorney, accountant or other representative retained by the Company, any of its Subsidiaries or any of their Affiliates to, directly or indirectly, without the written consent of Purchaser (i) solicit or discuss any possible merger, sale, restructuring or refinancing or other disposition (involving assets, capital stock or otherwise) of all or any material part of the Company or its Subsidiaries (a "Company Sale"), with any party other than Purchaser or (ii) following receipt of an unsolicited Company Sale proposal (a "Proposal"), approve, endorse or recommend such a Proposal; provided that, if and to the extent that (A) the Company's Board of Directors concludes in good faith, after consultation with the Company's legal counsel, that such a Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as hereinafter defined), (B) the Company's Board of Directors concludes in good faith, after consultation with the Company's legal counsel, that the failure to approve, endorse or recommend such a Proposal would be inconsistent with the fiduciary duties of the Company's Board of Directors under applicable law and
(C) if Purchaser does not within three (3) business days after Purchaser's receipt of such notice (as provided for below) deliver in writing to the Company an improved Proposal that the Company's Board of Directors determines in good faith, after consultation with the Company's legal counsel, to be at least as valuable to the Company's stockholders as the competing Superior Proposal, then the Company may terminate this Agreement in accordance with Article VIII hereof and, upon such termination, may approve, endorse or recommend such Proposal, as applicable. Upon its receipt thereof, except to the extent prohibited by nondisclosure agreements in effect as of the date hereof, the Company shall promptly provide Purchaser with a copy of any written Proposal received by it, which statement shall include the identity of the parties making the Proposal and the terms thereof, and shall promptly advise Purchaser of any material modification or proposed modification thereto. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law. For purposes herein "Superior Proposal" shall mean a bona fide written Proposal which the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor and taking into account all factors deemed relevant by the Company's Board of Directors, including the likelihood that any transaction will be consummated, is more favorable to the Company's stockholders as compared to the transactions contemplated in this Agreement (including any alternative proposal offered by Purchaser in response thereto). Purchaser agrees that nothing herein shall prohibit the Company from taking any reasonable and necessary action in order to satisfy the conditions set forth in Sections 6.1(u) and 6.1(w).

5.7 Notification of Certain Matters. Each party hereto will promptly notify each other party hereto of (i) the occurrence, or failure to occur, of any event the occurrence or failure of which could reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to be untrue or incorrect at any time from the date hereof to the Closing Date, and
(ii) any failure on their respective parts or on the part of any of their respective officers, directors, partners, employees, representatives, Affiliates or agents, if any, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by each of them under this Agreement; provided, however, that no such notification will alter or otherwise affect such representations, warranties, covenants, conditions or agreements.

Article VI
                     CONDITIONS PRECEDENT TO THE TRANSACTION
6.1 Conditions Precedent to Purchaser's Obligation to Close. Notwithstanding any other provision herein, the obligations of Purchaser to consummate the transactions contemplated hereunder are, at the option of Purchaser, subject to the satisfaction of each of the conditions set forth below:

(a) Agreements and Conditions. On or before the Closing Date, the Company shall have complied with and duly performed all agreements and obligations to be complied with or performed by it on or before the Closing Date pursuant to or in connection with this Agreement.

(b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are not qualified by materiality, Material Adverse Effect or dollar thresholds shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date and the representations and warranties of the Company that are qualified by materiality, Material Adverse Effect or dollar thresholds shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date.

(c) Opinion of Counsel. Purchaser shall have received opinions of Womble Carlyle Sandridge & Rice, special counsel for the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser and its special counsel.

(d) No Legal Proceedings. No Proceeding shall have been instituted or threatened which, in Purchaser's sole judgment, questions or reasonably appears to portend subsequent questioning of the validity or legality of this Agreement or the transactions contemplated hereby or seeks to restrict, limit, prohibit or enjoin (or to obtain damages as a result of) such transactions or may have a Material Adverse Effect on the Company and its Subsidiaries.

(e) Consents. The Company shall have obtained the consent of each party to all contracts, leases and agreements (other than lease agreements, for which the Company shall use reasonable commercial efforts to obtain consents), and all governmental consents and approvals, which are required in order to consummate the transactions contemplated by this Agreement (including without limitation, the consents set forth on Schedule 4.2 hereto).

(f) Compliance Certificates. Purchaser shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that the representations and warranties made by the Company in this Agreement are true and correct at and as of the Closing Date and that the Company has fulfilled all conditions to the Closing provided for in this Agreement to be fulfilled by it.

(g) Tax Certificates. Purchaser shall have received a Certificate of Non-United States Real Property Holding Company Status for the Company signed under penalties of perjury. The Company agrees and acknowledges that such certificates will be retained by Purchaser and will be made available to any Tax Authority upon request.

(h) Secretary's Certificate of the Company. Purchaser shall have received a certificate of the Secretary or Assistant Secretary of the Company setting forth
(i) a copy of the unanimous written consent adopted by the board of directors of the Company approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) a copy of the Company's or Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) days prior to the Closing Date, (iii) a copy of the Company's by-laws, together with a signature and incumbency certificate, and (iv) a certificate of good standing from the Secretary of State or other equivalent authority in the State of Delaware and every other state and foreign jurisdiction where the Company is authorized to do business, as of a date no more than ten (10) days prior to the Closing Date.

(i) Secretary's Certificate of each of the Company's Subsidiaries. Purchaser shall have received a certificate of the Secretary or Assistant Secretary of each of the Company's Subsidiaries setting forth (i) a copy of the Subsidiary's certificate of incorporation (or equivalent) certified by the Secretary of State or other equivalent authority of the Subsidiary's jurisdiction of formation dated no more than ten (10) days prior to the Closing Date, (iii) a copy of the Subsidiary's by-laws (or equivalent), together with a signature and incumbency certificate, and (iv) a certificate of good standing from the Secretary of State or other equivalent authority in the Subsidiary's jurisdiction of formation and every other state and foreign jurisdiction where the Subsidiary is authorized to do business, as of a date no more than ten (10) days prior to the Closing Date.

(j) No Material Adverse Change. Except as set forth on Schedule 4.20, there shall not have occurred a Material Adverse Change since the Balance Sheet Date.

(k) Real Estate Documents. With respect to the Owned Real Property, the Company shall have delivered to Purchaser, at or prior to Closing and at its cost and expense, ALTA owner's policies of title insurance with an effective date no earlier than that of the Closing Date (in such form as, and from a title insurance company, reasonably acceptable to Purchaser) and ALTA surveys dated no earlier than 30 days prior to Closing (in such form as, and from a surveyor, reasonably acceptable to Purchaser) showing good and marketable title to the Owned Real Property, free and clear of Liens except for Permitted Encumbrances, with such endorsements to the title insurance policies as reasonably requested by Purchaser. With respect to the Leased Real Property, the Company shall have delivered to Purchaser all Estoppel Certificates received by the Company pursuant to Section 5.5 herein.

(l) Resignations and Appointments. Effective as of the Closing, all of the members of the board of directors of the Company, other than Laurie M. Shahon and Renee M. Love, shall have resigned from the board of directors of the Company and all of the members of the board of directors of One Price Realty, Inc. other than Barney Gosnell shall have resigned from the board of directors of One Price Realty, Inc., and the Company shall have taken such action (and caused One Price Realty, Inc. to take such action) so that (i) Marc J. Leder, Rodger R. Krouse, Lynn Skillen, and Clarence E. Terry shall be appointed to the board of directors of the Company, (ii) Marc J. Leder and Rodger R. Krouse are appointed to the Board of Directors of One Price Realty, Inc. and (iii) those persons listed on Schedule 6.1(l) shall have been appointed officers of the Company and One Price Realty, Inc., all in accordance with the terms of the constituent documents of the Company and One Price Realty, Inc. and in compliance with all applicable law.

(m) Fairness Opinion. The board of directors of the Company shall have received a fairness opinion from Shields & Company, Inc. in form and substance reasonably satisfactory to Purchaser.

(n) Delist. The Company shall have taken all actions reasonably necessary to delist the Common Stock from NASDAQ SmallCap Market as of the Closing Date and to apply to list the Common Stock on the OTC Bulletin Board.

(o) Amended and Restated By-Laws. The Company shall have adopted amended and restated by-laws (the "Amended Bylaws") in the form of Exhibit B attached hereto.

(p) Stockholders' Agreement. The Company shall have executed and delivered a stockholders agreement in the form of Exhibit C hereto.

(q) Registration Rights Agreement. The Company shall have executed and delivered a registration rights agreement in the form of Exhibit D hereto.

(r) Management Services Agreement. The Company shall have executed and delivered a management services agreement in the form of Exhibit E hereto.

(s) Certificate of Designation. The Company's board of directors shall have adopted resolutions approving the certificate of designation in substantially the form attached hereto as Exhibit F (the "Certificate of Designation") and such Certificate of Designation shall have been filed with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law.
(t) First Amended and Restated Certificate of Incorporation. The board of directors of the Company shall have approved a First Amended and Restated Certificate of Incorporation of the Company (in form and substance satisfactory to Purchaser in its sole discretion) (the "First Amended Certificate") and submitted such First Amended and Restated Certificate of Incorporation for approval of the Company's stockholders.

(u) Vendor Trade Payables. The Company shall have restructured its current vendor trade payables on terms and conditions set forth on Schedule 6.1(u).

(v) Broker Payoff Letters. The Company shall have received written confirmation, reasonably satisfactory to Purchaser, from Clear Thinking Group, Inc. confirming the amount owed by the Company to it, and providing that, upon receipt of such amount, none of the Company, its Subsidiary or Purchaser shall have any obligation to Clear Thinking Group, Inc. in connection with the transactions contemplated hereby or any future transaction involving the Company or its Subsidiaries. The Company shall have received written confirmation, reasonably satisfactory to Purchaser, from Shields & Company, Inc. confirming the amount owed by the Company to it, and providing that, upon receipt of such amount, none of the Company, its Subsidiary or Purchaser shall have any obligation to Shields & Company, Inc. in connection with the transactions contemplated hereby or any future transaction involving the Company or its Subsidiaries.

(w) Credit Facilities. The Company shall have amended, in form and substance reasonably satisfactory to Purchaser (the "Amendment"), the Loan and Security Agreement. The Parties agree that the Amendment will include terms consistent with those set forth on those certain Term Sheets attached hereto as Schedule 6.1(w) and other terms and conditions reasonably satisfactory to Purchaser.

(x) Employment Agreement. The Company shall entered into an employment agreement with Leonard Snyder in form and substance of Exhibit G attached hereto.

(y) Other Deliveries. Purchaser shall have received such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to Purchaser and its special counsel. Any condition specified in this
Section 6.1 may be waived by Purchaser if such waiver is set forth in a writing duly executed by Purchaser.

6.2 Conditions Precedent to the Company's Obligation to Close. Notwithstanding any other provision herein, the obligations of the Company to consummate the transactions contemplated hereunder are, at the option of the Company, subject to the satisfaction of each of the conditions set forth below:

(a) Agreements and Conditions. On or before the Closing Date, Purchaser shall have complied with and duly performed all agreements and obligations to be complied with or performed by it on or before the Closing Date pursuant to or in connection with this Agreement.

(b) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement that are not qualified by materiality, Material Adverse Effect or dollar thresholds shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date and the representations and warranties of Purchaser contained in this Agreement that are qualified by materiality, Material Adverse Effect or dollar thresholds shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date.

(c) No Legal Proceedings. No order shall have been entered against the Company or any of its Subsidiaries restraining or prohibiting consummation of, the transactions contemplated by this Agreement.

(d) Fairness Opinion. The board of directors of the Company shall have received a fairness opinion from Shields & Company, Inc. in form and substance reasonably satisfactory to the board of directors of the Company.

Article VII
                                 INDEMNIFICATION
7.1      By the Company.
         --------------

(a) The Company agrees to indemnify, defend and hold harmless Purchaser from and against (i) any and all Losses, to which Purchaser or its Affiliates may become subject, arising out of (A) any inaccuracy in any representation or warranty by the Company in this Agreement, (B) any breach or default in the performance or observance by the Company of any of the covenants or agreements which it is to perform or observe hereunder, or (C) any brokerage, finder's fee or the like incurred as a result of the Company's actions in connection with the transactions herein contemplated and (ii) any and all actual costs, fees and expenses (including, without limitation, reasonable legal and accounting fees) related to, resulting from or arising out of any of the foregoing.

(b) The Company shall not be liable hereunder for any claims made by Purchaser pursuant to Section 7.1(a)(i)(A) hereof after fifteen (15) months from the Closing Date. Notwithstanding the foregoing, however, (i) the Company shall be liable for any claim asserted by Purchaser pursuant to Section 7.1(a)(i)(A) with respect to a breach of the last sentence of Section 4.8 (Liens on Inventory), the last sentence of Section 4.9 (Liens on Accounts Receivable), the second sentence of Section 4.10(b) (title to Real Property), the second sentence of
Section 4.10(c) (title to Personal Property), Section 4.15 (Environmental Matters), Section 4.17 (Taxes), or Section 4.18 (Employee Benefits) hereof if such claim is made within thirty (30) days after the expiration of the applicable statute of limitations and (ii) there shall be no limitation on the time within which a claim may be made by Purchaser (x) pursuant to Section 7.1(a)(i)(A) with respect to a breach of Section 4.1 (Organization), the first two sentences of Section 4.2 (Authorization), Section 4.3 (Capitalization),
Section 4.4 (Officers and Directors), the last sentence of Section 4.7 (Indebtedness) or Section 4.25 (Brokers), (y) pursuant to Section 7.1(a)(i)(B) or (C) hereof or (iii) with respect to any fraudulent act or omission by the Company.

7.2      By Purchaser.
         ------------

(a) Purchaser agrees to indemnify, defend and hold harmless the Company from and against (i) any and all Losses to which they may become subject, arising out of
(A) any inaccuracy in any representation or warranty made by Purchaser in this Agreement, (B) any breach or default in the performance or observance by Purchaser of any of the covenants or agreements which it is to perform or observe hereunder, or (C) any brokerage, finder's fee or the like incurred as a result of Purchaser's actions in connection with the transactions herein contemplated; and (ii) any and all actual costs, fees and expenses (including, without limitation, reasonable legal and accounting fees) related to, resulting from or arising out of any of the foregoing.

(b) Purchaser shall not be liable hereunder for any claims made by the Company pursuant to Section 7.2(a)(i)(A) hereof after fifteen (15) months from the Closing Date. Notwithstanding the foregoing, however, there shall be no limitation on the time within which a claim may be made by the Company (i) pursuant to Section 7.2(a)(i)(A) with respect to a breach of the first two sentences of Section 3.2 (Authorization), (ii) pursuant to Section 7.2(a)(i)(B) or (C) hereof or (iii) with respect to any fraudulent act or omission by Purchaser.

7.3      Indemnification Amounts.

(a) Except as otherwise provided in this Section 7.3(a), the Company shall not have any liability under Section 7.1(a)(i)(A) hereof until the aggregate of all Losses for which the Company is liable under such section are in excess of $250,000, at which time the Company shall be liable for the full amount of all Losses in excess of a $100,000 aggregate deductible; provided, that, for purposes of this Section 7.3(a), Losses shall be measured without giving effect to any standard of materiality, Material Adverse Effect or dollar threshold contained in the representations and warranties of the Company contained in
Article IV; provided, further, the aggregate liability of the Company under this
Article VII shall in no event exceed $3,500,000.00. Notwithstanding the immediately preceding sentence, the provisions of the immediately preceding sentence shall not apply to, and the Company shall be liable for the full amount of, any and all Losses in respect of a breach of any of the representations and warranties contained in Section 4.1 (Organization), the first two sentences of
Section 4.2 (Authorization), Section 4.3 (Capitalization), Section 4.4 (Officers and Directors), the last sentence of Section 4.7 (Indebtedness), the last sentence of Section 4.8 (Liens on Inventory), the last sentence of Section 4.9 (Liens on Accounts Receivable), the second sentence of Section 4.10(b) (title to Real Property), the second sentence of Section 4.10(c) (title to Personal Property), Section 4.15 (Environmental Matters), Section 4.17 (Taxes), Section
4.18 (Employee Benefits), Section 4.26 (Brokers), Section 4.27 (Rights Plan), or any matter set forth on Schedule 7.3 attached hereto.

(b) Except as otherwise provided in this Section 7.3(b), Purchaser shall not have any liability under Section 7.2(a)(i)(A) hereof until the aggregate of all Losses for which Purchaser is liable under such section are in excess of $250,000, at which time Purchaser shall be liable for the full amount of all Losses in excess of a $100,000 aggregate deductible. Notwithstanding the immediately preceding sentence, Purchaser shall be liable for the full amount of any and all Losses in respect of a breach of any of the representations and warranties contained in the first two sentences of Section 3.2 (Authorization).

(c) Any amount payable pursuant to this Article VII shall be reduced by any amounts when, as and if actually received by the indemnified party under insurance policies; provided that, nothing in this Agreement shall require any indemnified party to file a claim with or otherwise seek insurance coverage for any Losses it may suffer and for which it is entitled to indemnification pursuant to this Article VII.

7.4      Notice of and Defense Against Claims.

(a) Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party, send notice of the commencement thereof to the indemnifying party. The failure of the indemnified party to give such notice shall not relieve the indemnifying party of its obligations under this
Article VII. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party in respect of such action for any legal or other expenses subsequently incurred by the indemnified party after the date such notice is given to such indemnified party in connection with the defense thereof. The indemnified party, however, shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice. In the event that the indemnifying party and the indemnified party are named parties in or are subject to such action and either such party determines based on the written advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such action, the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf and in either such case the indemnifying party shall be required to pay any legal or other expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense. If the indemnifying party shall assume the defense of any such action, the indemnified party shall cooperate with it and the indemnifying party shall not, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such action or claim. Provided the proper notice has been duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, the indemnified party may respond to, contest and defend against such action and make in good faith any compromise or settlement with respect thereto and recover the entire cost and expense thereof, including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such action or the settlement of compromise thereof from the indemnifying party. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

(b) Any claim on account of any Loss, liability, obligation, damage or expense referred to in Sections 7.1, or 7.2 hereof which does not result from a third party claim shall be asserted by written notice (a "Claim Notice") given by the indemnified party to the indemnifying party, which Claim Notice shall describe in reasonable detail the facts and circumstances on which the asserted claim for indemnification is based. The indemnifying party shall have a period of thirty
(30) days within which to respond thereto. If the indemnifying party does not respond within such thirty (30) day period, the indemnifying party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If the indemnifying party does respond within such thirty (30) day period and rejects such claim in whole or in part (a "Dispute Notice"), then the parties shall attempt, as quickly as practicable, to reach agreement with respect to the matters set forth in such Claim Notice; provided that the indemnified party shall be free following such attempt to reach agreement, to pursue such remedies as may be available to such party under applicable law.

(c) Notwithstanding anything to the contrary set forth in this Agreement, from and after the time when the aggregate amount of claims paid or potentially payable by the indemnifying party under this Agreement, which are subject to the limitations set forth in Section 7.3 above, exceeds or could potentially exceed such limitation based upon claims paid and pending in accordance with this Agreement, the indemnified party shall have the right, at its own cost and expense, to jointly control the defense and settlement of any pending indemnification claims the liability for which could potentially result in the aggregate claims exceeding such limitation. At such time as the aggregate amount of claims subject to such limitation which have been paid or settled (subject to being paid) exceeds such limitation, the indemnifying party shall no longer have the right to participate in the control or defense of such claims.

7.5 Manner of Payment by the Company. Except as set forth below, all indemnification obligations of the Company shall be satisfied by the issuance to Purchaser of shares of Series B Preferred Stock, par value $0.01 per share, with an aggregate liquidation value equal to the amount of Losses for which Purchaser is entitled to be indemnified. Notwithstanding the immediately prior sentence, if Purchaser is entitled to indemnification because of a breach of the representations or warranties set forth in (i) Section 4.3(c), then the Company shall issue additional shares of Common Stock (or, if there is an insufficient amount of Common Stock authorized and unissued and unreserved, by issuing additional Preferred Stock) to Purchaser such that immediately after the Closing, Purchaser shall own eighty-five percent (85%) of the issued and outstanding Common Stock, assuming full conversion of the Preferred Stock but excluding the conversion and exercise of any other securities or instruments (whether or not currently vested, convertible or exercisable) convertible or exercisable into shares of Common Stock, or (ii) to Section 4.3(d), then the Company shall immediately amend and restate the Warrant (including Schedule A thereto) such that Purchaser shall own eighty-five percent (85%) of the issued and outstanding Common Stock, assuming the full conversion and exercise of all outstanding securities or instruments (whether or not currently vested, convertible or exercisable) convertible or exercisable into shares of Common Stock.

Article VIII
                                   TERMINATION
8.1 Termination by Mutual Consent and Automatic Termination. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of Purchaser and the Company. This Agreement shall automatically terminate if the Closing Date has not occurred on or before the thirty-first day following the date hereof, unless such date is extended by written consent of the parties hereto.

8.2 Termination by Purchaser. Purchaser may terminate this Agreement by written notice to the Company at any time prior to the Closing Date if (a) a condition to the performance of Purchaser set forth in Section 6.1 hereof shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of Purchaser, (b) the Company and its Subsidiaries shall have suffered a Material Adverse Effect, and
(c) at any time on or after ten (10) business days following the date hereof, the Company has (i) not restructured its current vendor trade payables on terms and conditions satisfactory to Purchaser (in its sole discretion) or (ii) amended that certain Loan and Security Agreement by and among Congress as lender and the Company and One Price Clothing of Puerto Rico, Inc., as borrowers, dated as of March 26, 1996 on terms and conditions satisfactory to Purchaser (in its sole discretion).

8.3 Termination by the Company. The Company may terminate this Agreement by written notice to Purchaser at any time prior to the Closing Date (a) if a condition to the performance of the Company set forth in Section 6.2 hereof shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of the Company or (b) as set forth in Section 5.6.

8.4 Automatic Termination. This Agreement shall automatically terminate, and have no further force and effect, if any party hereto files a voluntary petition for bankruptcy protection under title 11 of the United States Code. The Company and Purchaser hereby agree that any termination of this Agreement pursuant to this Section 8.4 shall not be deemed to be a default or breach of this Agreement by either party hereto.

8.5 Effect of Termination. In the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this Article VIII, this Agreement shall become void and have no effect (including, without limitation, Section 5.6), and each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its partners, directors, officers, stockholders or Affiliates, except for the confidentiality obligations between the parties described in Section 9.3 hereof; provided, however, that if this Agreement is terminated and abandoned because Purchaser or the Company has defaulted under or breached this Agreement or any representation, warranty or covenant set forth in this Agreement, then the party so electing to terminate this Agreement shall be entitled to pursue, exercise and enforce any and all other remedies, rights, powers and privileges available to it at law or in equity. Notwithstanding anything in this Section 8.5 to the contrary, if the Company terminates this Agreement pursuant to Section 5.6 or
Section 8.3(b), the Company shall no later than 15 days after the date of such termination pay to Purchaser (i) an amount in cash equal to Purchaser's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement (including without limitation, legal fees, accounting fees and other fees for advisory services) up to a maximum amount of $350,000, and (ii) a break-up fee in the amount of $1,000,000 in cash.

Article IX
                                  MISCELLANEOUS
9.1 Further Assurances. From and after the Closing Date, the parties hereto will, without further consideration, execute and deliver such further documents and instruments and take such other actions as may be necessary or desirable to carry out the purposes of the Agreement and perfect the transactions contemplated hereby.

9.2 Publicity. Unless required by law (in which case each of Purchaser and the Company agree to use reasonable best efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure), after the date hereof and through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Company or any of its Subsidiaries or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of Purchaser and the Company. After the Closing, Purchaser and the Company may issue any such releases of information without the consent of any other party hereto. Notwithstanding anything herein to the contrary, each party hereto (and each Affiliate and Person acting on behalf of any party hereto) agree that each party hereto (and each employee, representative, and other agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction and all materials of any kind (including opinions or other Tax analyses) that are provided to any party hereto or any Person relating to such Tax treatment and Tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. The parties hereto agree that the authorization contained in the immediately preceding sentence is not intended to permit disclosure of any other information, including, without limitation, (i) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transaction), or (v) any other term or detail not relevant to the Tax treatment or the Tax structure of the transaction.

9.3 Confidentiality. Each party hereto agrees that it will, and will advise its officers, directors, stockholders, attorneys, accountants, consultants and agents to, keep confidential all non-public information concerning the others which it has learned in connection with the transactions contemplated by this Agreement.

9.4 No Waiver. The failure of any of the Company, Purchaser to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

9.5 Entire Agreement. This Agreement and the Exhibits and Schedules hereto and the documents, agreements and certificates delivered pursuant hereto constitute the entire agreement and understanding of the parties hereto with respect to the transactions contemplated herein and therein and supersede all previous agreements, writings, negotiations and commitments.

9.6 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Delaware applicable to contracts made and to be performed wholly therein. Each party to this Agreement: (a) agrees that any legal action or proceeding under this Agreement shall be brought in the courts of the State of Delaware or in the United States District Court located in the State of Delaware; (b) irrevocably submits to the jurisdiction of such courts; (c) agrees not to assert any claim or defense that it is not personally subject to the jurisdiction of such courts, that any such forum is not convenient or the venue thereof is improper, or that this Agreement or the subject matter hereof may not be enforced in such courts; and (d) agrees to accept service of process on it by certified or registered mail or by any other method authorized by law.

9.7 Assignment. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Company prior to or after the Closing without the prior written consent of Purchaser. Subject to any applicable securities laws, Purchaser may assign its rights and obligations hereunder (including its right to purchase the Shares, or any portion of the Shares), in whole or in part, to any of its Affiliates, Randolph Street Partners V, H.I.G. Sun Partners, Inc., or any of its other accredited co-investors without the consent of any of the other parties hereto. In addition, Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Company or any of its Subsidiaries or their business in any form of transaction without the consent of any of the other parties hereto. Purchaser and, following the Closing, the Company and its Subsidiaries may assign any or all of their rights pursuant to this Agreement, including their rights to indemnification, to any of their lenders as collateral security.

9.8 Fees and Expenses. Each party hereto will pay its own fees and expenses; provided that, if the transactions contemplated by this Agreement are consummated, the Company shall pay the fees and expenses (including, without limitation, the fees and expenses of legal, Tax, accounting, financial and other advisors) incurred by Purchaser in connection with the negotiation and preparation of this Agreement and the other agreements and documents contemplated hereby and the consummation and performance of the transactions contemplated hereby and thereby. In the event of any Proceeding between any of the parties hereto concerning this Agreement or the transactions contemplated hereby, the prevailing party in such Proceeding shall be entitled to reimbursement from the party opposing such prevailing party of all reasonable attorneys' fees and costs incurred in connection with such Proceeding.

9.9 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of the Company and Purchaser. Any agreement on the part of a party to any amendment or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such amendment or waiver shall not operate as an amendment or a waiver of any other condition or obligation.

9.10 Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only and shall in no way be deemed to affect the meaning or interpretation of any of the terms or provisions hereof.

9.11 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow); (ii) one day after sent by reputable overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the parties hereto shall be sent to the addresses indicated below:

         In the case of the Company, to it at:
                                    One Price Clothing Stores, Inc.
                                    Hwy. 290 Commerce Park
                                    1875 East Main Street
                                    Duncan, SC 29334
                                    Attn:    General Counsel
                                    Fax:     (864) 486-6120

         with copies (which shall not constitute notice) to:

                                    Womble Carlyle Sandridge & Rice
                                    One Atlantic Center, Suite 3500
                                    1201 West Peachtree Street
                                    Atlanta, GA 30309
                                    Attn:    Elizabeth O. Derrick
                                    Fax:     (404) 870-4824

         In the case of Purchaser, to it at:

                                    Sun One Price, LLC
                                    c/o Sun Capital Partners, Inc.
                                    5200 Town Center Circle, Suite 470
                                    Boca Raton, FL 33486
                                    Attn:    Marc J. Leder, Rodger R. Krouse and
                                             C. Deryl Couch
                                    Fax:     (561) 394-0540

         with a copy (which shall not constitute notice) to:

                                    Kirkland & Ellis
                                    200 East Randolph Drive
                                    Chicago, IL 60601
                                    Attn:    Douglas C. Gessner
                                    Fax:     (312) 861-2200


9.12 Unenforceability, Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond or security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed to be one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

9.15     Insurance.

(a) Except as set forth in Sections 9.15(c) and 9.15(d), the Company will at all times exercise the powers granted to it by First Amended Certificate, Amended Bylaws, and by applicable law to indemnify and hold harmless to the fullest extent possible present or former directors or officers of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to, and including the Closing Date, including, without limitation, with respect to matters relating to this Agreement.

(b) Purchaser agrees that the Company shall cause to be maintained in effect for not less than six (6) years from the Closing Date a directors and officers tail liability insurance policy with respect to all current and former directors and officers of the Company, in form and substance customary for comparable insurance policies for current and former directors and officers of comparable companies; provided, however, that the Company shall not be required to pay in excess of $700,000 for the tail policy; provided, further, if the Company is not able to obtain a tail liability policy which will survive for six (6) years from the Closing Date for $700,000 or less, it shall purchase, after consultation with the directors of the Company as of the date hereof, a tail policy, reasonably satisfactory to the directors of the Company as of the date hereof, for the maximum period and/or coverage obtainable for $700,000.

(c) The parties hereto agree and acknowledge that nothing in this Section 9.15 shall require Purchaser nor any of its Affiliates, officers, directors, stockholders, employees, attorneys, partners, members, managers, agents (whether or not such Persons are members of the Company's board of directors) to approve or take any action that such Person reasonably believes would violate his, her or its fiduciary duties or would not be in the best interests of the Company (taking into account, among other considerations, the Company's financial condition).

(d) The parties hereto agree and acknowledge that nothing in this Section 9.15 shall prevent or restrict (in any way) Purchaser from transferring, selling, assigning or otherwise disposing of any securities (including, without limitation, the Common Stock and Preferred Stock) of the Company on terms and conditions satisfactory to it in its sole discretion.

(e) This Section 9.15 is intended to benefit the current and former directors and officers of the Company and shall be binding on all successors and assigns of Purchaser and the Company



                               * * * * * * * *

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.



                                    SUN ONE PRICE, LLC



                                    By:               /s/M. Steven Liff
                                                      --------------------------
                                    Name:             M. Steven Liff
                                    Its:              Vice President


                                    ONE PRICE CLOTHING STORES, INC.



                                    By:               /s/Leonard M. Snyder
                                                      --------------------------
                                    Name:             Leonard M. Snyder
                                    Its:              Chief Executive Officer